                   SCHEDULE 14A-INFORMATION REQUIRED IN PROXY

                                    STATEMENT

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY
    RULE 14a-6(e)(2)
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                    NATIONAL BANCSHARES CORPORATION OF TEXAS

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

     ---------------------------------------------------------------------------
     2)   Aggregate number of securities to which transaction applies:

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     3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     ---------------------------------------------------------------------------
     4)   Proposed maximum aggregate value of transaction:

     ---------------------------------------------------------------------------
     5)   Total fee paid:

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[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     ---------------------------------------------------------------------------
     2)  Form, Schedule or Registration Statement No.:

     ---------------------------------------------------------------------------
     3)  Filing Party:

     ---------------------------------------------------------------------------
     4)  Date Filed:

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

                     [LOGO][NATIONAL BANCSHARES LETTERHEAD]



April 21, 1999



Dear Shareholder,

You are cordially invited to attend the 1999 Annual Meeting of Shareholders of National Bancshares Corporation of Texas to be held on Friday, May 21, 1999 at 10:30 a.m. at the new NBC Bank Corporate Headquarters, 12400 Hwy 281 North, San Antonio, Texas. IN ADDITION, WE HOPE YOU CAN ALSO ATTEND A SPECIAL OPEN HOUSE CELEBRATING THE OPENING OF OUR NEW HEADQUARTERS TO BE HELD ON THURSDAY, MAY 20, 1999 FROM 5:30 TO 8:30 P.M. IF YOU PLAN TO ATTEND PLEASE RSVP TO (210) 403-4100. We look forward to this opportunity to update you on the current activities of the Company.

The notice of meeting and proxy statement following this letter describe the business expected to be transacted at the meeting. Whether or not you expect to be present and regardless of the number of shares you own, please mark, sign and mail the enclosed proxy card in the envelope provided so that your shares will be represented.



Sincerely,


/s/ JAY H. LUSTIG

Jay H. Lustig
Chairman of the Board


/s/ MARVIN E. MELSON

Marvin E. Melson
President

                    NATIONAL BANCSHARES CORPORATION OF TEXAS
                               12400 Hwy 281 North
                            San Antonio, Texas 78216


--------------------------------------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 21, 1999
--------------------------------------------------------------------------------


To the Shareholders of National Bancshares Corporation of Texas:

     NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Shareholders of National Bancshares Corporation of Texas, a Texas corporation, will be held at the Corporate Headquarters, 12400 Hwy 281 North, San Antonio, Texas 78216 on Friday, May 21, 1999, at 10:30 a.m. for the following purposes:

     (1) To elect five directors to serve until the 2000 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

     (2)  To approve the appointment of auditors for the 1999 fiscal year; and

     (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

     In accordance with the bylaws of the Company and a resolution of the Board of Directors, the record date for the meeting has been fixed at April 21, 1999. Only shareholders of record at the close of business on that date will be entitled to vote at the meeting or any adjournment thereof.

     Shareholders who do not expect to attend the meeting in person are urged to sign the enclosed proxy card and return it promptly in the accompanying envelope. This will ensure that your vote is counted, whether or not you are able to be present.


By order of the Board of Directors,

/s/ MARVIN E. MELSON

Marvin E. Melson
President and Secretary



April 23, 1999

                    NATIONAL BANCSHARES CORPORATION OF TEXAS
                               12400 HWY 281 NORTH
                            SAN ANTONIO, TEXAS 78216

--------------------------------------------------------------------------------
             PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 21, 1999
--------------------------------------------------------------------------------

         This statement is furnished in connection with the solicitation of proxies by the Board of Directors of National Bancshares Corporation of Texas, a Texas corporation (the "Company"), to be used at the 1999 Annual Meeting of Shareholders on Friday, May 21, 1999, at 10:30 a.m., or at any adjournment thereof. This proxy statement and the accompanying proxy card are being mailed to shareholders beginning on or about April 27, 1999.

         The Company's Annual Report to Shareholders for the year ended December 31, 1998 is being furnished with this Proxy Statement to the shareholders of record on April 21, 1999. The Annual Report to Shareholders does not constitute a part of the proxy soliciting material.

                               VOTING AND PROXIES

         Only holders of record of the Company's Common Stock, par value $.001 (the "Common Stock"), at the close of business on April 21, 1999, will be entitled to vote at the meeting. There were 4,167,559 shares of Common Stock outstanding on the record date, each entitled to one vote. A majority of the shares outstanding will constitute a quorum at the meeting.

         All shares represented by proxies will be voted in accordance with the shareholders' directions. If the proxy card is signed and returned without any direction given, shares will be voted in accordance with the recommendations of the Board of Directors as described in this proxy statement. Any shareholder giving a proxy may revoke it at any time before the proxy is voted by giving written notice of revocation to the Secretary of the Company, by submitting a later-dated proxy or by attending the meeting and voting in person.

         The election of each nominee for director requires a plurality of the votes cast. The affirmative vote of a majority of the shares present and voting at the meeting in person or by proxy is required for approval of the appointment of auditors. Abstentions and broker non-votes will be included in determining the presence of a quorum at the meeting. Abstentions and broker non-votes will not be included in determining the number of votes cast on any matter.

                              ELECTION OF DIRECTORS
                             (ITEM 1 ON PROXY CARD)

         The bylaws of the Company provide for a Board of Directors of five (5) members. All of the current directors have been nominated by the Board of Directors for re-election to serve until the 2000 Annual Meeting of Shareholders and until their successors are duly elected and qualified. The current directors are Jay H. Lustig, Marvin E. Melson, H. Gary Blankenship, John W. Lettunich, and Charles T. Meeks. The Board of Directors recommends a vote FOR such nominees.

         The nominees named in the accompanying proxy, who have been designated by the Board of Directors, intend to vote for the above mentioned nominees for election as directors, unless otherwise specified. Such nominees have indicated a willingness to serve as directors, but should any of them decline or be unable to serve, the persons named as proxies may vote for another person in the place of such nominee according to their best judgment and in the interest of the Company.

         The following information is furnished with respect to each of the nominees. Such information includes all positions with the Company and principal occupations during the last five years.

NOMINEES FOR ELECTION

         JAY H. LUSTIG, Mr. Lustig, age 44, has been Chairman of the Board of the Company since May 1992. Mr. Lustig has been the Chairman of the Board and CEO of NBI, Inc., a publicly traded holding company, since 1993. In May 1995, Mr. Lustig became President of Equibond, Inc., an investment firm based in Santa Monica, California. From September 1988 to May 1995, Mr. Lustig had been associated with Drake Capital Securities, Inc., an NASD member, via J.H.L. Holdings, Inc., a personally owned investment holding company.

         MARVIN E. MELSON, age 63, has been a Director, Chief Executive Officer, President, and Secretary of the Company since May 1992; Chairman of the Board of NBC-Laredo and a Director of NBC-Eagle Pass and NBC-Rockdale since May 1992; President of NBC-Laredo from August 1993 to March 1998; and Director of NBC-Luling since September 1996. Mr. Melson served as Executive Vice President and Commercial Loan Officer at Laredo National Bank, Laredo, Texas, from August 1989 to May 1992. From March 1981 to August 1989, Mr. Melson served as Chairman of the Board and President of NBC-Laredo.

         H. GARY BLANKENSHIP, age 58, has been a Director of the Company since May 1992. Mr. Blankenship has been Chairman of Greater Southwest Bancshares, Inc., and its subsidiary, Bank of the West, Irving, Texas, since 1986 (neither of which entities is affiliated with the Company).

         JOHN W. LETTUNICH, age 69, has been a Director of the Company since March 1995, and has been Chairman of the Board of NBC-Eagle Pass since January 1997. Mr. Lettunich was Chairman of the Board, President and CEO of NBC-Eagle Pass from 1989 to January 1997.

         CHARLES T. MEEKS, age 64, has been a Director of the Company since March 1995. Since July 1994, Mr. Meeks has been the principal of the Charles T. Meeks Company, a bank consulting firm. Mr. Meeks was Senior Vice President, Alex Sheshunoff Management Services, Inc., from February 1989 to June 1994. Mr. Meeks is also Chairman of the Board of Texline State Bank in Texline, Texas.

         No family relationships exist among the executive officers and directors of the Company.

             INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

MEETINGS AND COMPENSATION OF DIRECTORS

         During the fiscal year ended December 31, 1998, the Board of Directors held four (4) meetings. During the fiscal year ended December 31, 1998, no director attended fewer than seventy-five percent (75%) of the aggregate of (i) the total number of meetings of the Board of Directors held during the period for which he has been a director, and (ii) the total number of meetings held by all committees on the Board of Directors on which he has served.

         Each outside director receives $1,500 for attending each meeting of the Board of Directors of the Company and is eligible to participate in certain of the Company's stock option plans.

Audit Committee. The Audit Committee of the Board of Directors, which currently consists of H. Gary Blankenship, John Lettunich, and Charles T. Meeks met five
(5) times during the 1998 fiscal year. The functions of the Audit Committee are to recommend the selection of independent accountants, review and recommend approval of annual audited financial statements, review significant changes in accounting policies and procedures and monitors the internal audit reports for each subsidiary of the Company. In addition, the Audit Committee reviews the adequacy of internal controls and record-keeping systems, reviews compliance with applicable regulations and policies (including environmental regulations and policies on insider trading), and monitors litigation, fraud, and conflict of interest and their potential impact on financial results.

Compensation Committee. The Compensation Committee of the Board of Directors currently consists of Jay H. Lustig, H. Gary Blankenship and Charles T. Meeks. The Compensation Committee met two (2) times during the 1998 fiscal year. The functions of the Compensation Committee are to review the compensation of officers and other management personnel and to make recommendations concerning such compensation. The Compensation Committee also administers the employee benefit plans of the Company, including the Company's 1995 Stock Plan ("the 1995 Plan"). No officer of the Company is a member of the Compensation Committee.

Nominating Committee. The Board of Directors acts as the Company's Nominating Committee.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Subsidiary banks, from time to time, have entered into transactions with their respective directors, executive officers, and their affiliates. Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans to such related parties at December 31, 1998, was $5,906,000. None of such transactions have been entered into with the Company's Chairman of the Board, Mr. Lustig or directors, Messrs. Blankenship, or Lettunich in 1998. During the year ended December 31, 1998, new loans to such related parties amounted to $2,884,000, and repayments amounted to $1,181,000. During fiscal year 1998, Mr. Meeks was indebted to a subsidiary bank in connection with a real estate mortgage loan at a high of $215,000, of which $209,000 was outstanding at year end. During fiscal year 1998, Mr. Melson was indebted to a subsidiary bank in connection with a real estate mortgage loan at a high of $239,000 of which $235,000 was outstanding at year end. During fiscal year 1998, Ms. Renfroe was indebted to a subsidiary bank in connection with a real estate mortgage loan at a high of $177,000 of which $176,000 was outstanding at year end.

         During 1998, the Company utilized a stock brokerage firm, which is 100% owned by Mr. Lustig, to execute certain transactions on its behalf. The Company uses an unrelated company to act as custodian and clearing firm for its investment assets. Net revenues earned by the brokerage firm related to investment transactions by the Company in 1998 totaled $35,918 on purchase and sale transactions of $78,810,916.

          COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, and any persons holding more than ten percent of the Company's Common Stock to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities Exchange Commission and to provide copies of such reports to the Company. Based upon the Company's review of copies of such reports received by the Company and written representations of its directors and executive officers, the Company believes that during the year ended December 31, 1998, all Section 16(a) filing requirements were satisfied.

                      STOCK OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

         The following table sets forth information as of March 1, 1999, as to shares of Common Stock beneficially owned by (i) each director of the Company,
(ii) the directors and executive officers of the Company as a group, and (iii) each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock. Except as otherwise indicated and subject to applicable community property laws, each person has sole investment and voting power with respect to the shares shown. Ownership information is based upon information furnished by the respective individual or entities, as the case may be.

                                                                        SHARES           % OF TOTAL
                                                                     BENEFICIALLY          SHARES
                                                                        OWNED            OUTSTANDING
                                                                        -----            -----------
5% SHAREHOLDERS, OFFICERS AND DIRECTORS(1)
------------------------------------------
Jay H. Lustig (5) .................................................    217,325              5.05%

Marvin E. Melson (3) ..............................................    139,031              3.23%

H. Gary Blankenship (2) ...........................................     44,562              1.04%

John W. Lettunich (3) .............................................     71,968              1.67%

Charles T. Meeks (2) ..............................................     28,000                 *

Hakatak Enterprises, Inc., Nominee (4) ............................    300,000              6.97%

All directors and executive officers as a group (7 persons)(6).....    509,086             11.83%

------------
*    Less than one percent

(1) The business address of the directors and officers of the Company is the Company's business address. The mailing address of Hakatak Enterprises, Inc. is P.O. Box 1623, Pacific Palisades, CA 90272.

(2) The number of shares beneficially owned by Messrs. Blankenship and Meeks includes 28,000 shares of Common Stock reserved for issuance under stock options which are exercisable by each of them within 60 days of March 1, 1999.

(3) The number of shares beneficially owned by Messrs. Melson and Lettunich includes 28,400 and 27,400 shares of Common Stock reserved for issuance under stock options which are exercisable by each of them within 60 days of March 1, 1999.

(4) Hakatak Enterprises, Inc., Nominee, holds its shares as nominees for HP Partners, a California limited partnership, Tamir Hacker, an individual, and Tamir and Teri Hacker as joint tenants. Of the shares held by Hakatak Enterprises, Inc., Nominee, 270,000 are for HP Partners, 15,000 are for Tamir Hacker and 15,000 are for Tamir and Teri Hacker.

(5) The number of shares beneficially owned by Mr. Lustig includes 136,125 shares of Common Stock owned of record; 22,400 shares of Common Stock owned by his wife and children; 35,600 shares in Prophecy Partners, a Delaware limited partnership; and 23,200 shares of Common Stock options which are exercisable within 60 days of March 1, 1999.

(6) The number of shares of Common Stock beneficially owned by the directors and officers as a group includes 136,200 shares of Common Stock reserved for issuance under stock options which are exercisable within 60 days of February 20, 1998. See footnotes (2),(3) and (5) above.

                             EXECUTIVE COMPENSATION

BOARD COMPENSATION AND BENEFITS COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors (the "Committee") is committed to maintaining compensation programs for the Company's executive officers which further the Company's mission. We, therefore, adhere to the following compensation policies which are intended to facilitate the achievement of the Company's business strategies:

    o Compensation levels for each element of pay should be targeted at rates that are reflective of the median levels of current market practices prevalent in comparable financial institutions. Offering market-comparable pay allows the Company to attract and maintain a stable, successful management team.

    o The Company's compensation packages should strengthen the relationship between pay and performance with variable, at-risk compensation that is dependent upon the level of success in meeting specified Company and individual performance goals.

    o Ownership of the Company's Common Stock by executives should be encouraged to further align executives' interests with those of shareholders and the Company and to promote a continuing focus on building profitability and shareholder value.

    o Sustained superior performance by individual executives over a period of years, including actions to increase revenues, reduce expenses, enhance service and product quality, improve market share and thereby enhancing shareholder value, should be rewarded.

         To preserve objectivity in the achievement of its goals, the Committee is comprised of three independent, non-employee directors. It is the Committee's overall goal to develop compensation policies that are consistent with and linked to strategic business objectives and Company values. The Committee approves the design of, assesses the effectiveness of, and administers compensation programs in support of compensation policies. The Committee also reviews all salary arrangements and other remuneration for all executive officers of the Company and the Subsidiary Banks. The various components of the compensation programs for executive officers are discussed below.

         BASE SALARY. Base salary levels are largely determined through comparison with banking organizations of a size similar to the Company's. Surveys are utilized to establish base salaries that are within the range of those persons with similar years of experience and holding positions of comparable responsibility at other banking organizations of a size and complexity similar to the Company. Following the determination of market-based pay, each officer's individual performance, achievements, and contributions to the growth of the Company are evaluated subjectively in determining the individual's base salary. The Committee reviews the base salary of all executive officers on an annual basis.

         INCENTIVE BONUS PLAN. In March 1995, the Board of Directors of the Company adopted a Performance Compensation Plan (the "Plan") for its employees and the employees of its subsidiary Banks. The Plan is administered by the Committee. The amount of money available for distribution in the Plan is dependent upon the attainment of performance objectives which the Committee believes are important for achieving long-term shareholder value. The Presidents of the subsidiary Banks, in consultation with one or more principal officers of the respective Bank, determines the amount which will be awarded from the Plan to the employees of the Bank. The amount of the bonus available for the Presidents of the subsidiary Banks is determined by the Committee. The Plan rewards all employees based on the attainment of certain performance goals of the Company and its subsidiaries. The officers of the Company are eligible to participate at the same level as all employees in relationship to their respective base salaries. The performance goals effective for 1998 included specific goals for profits, asset quality and operational productivity. All awards under the Plan are contingent on the Company and the Subsidiaries attaining certain basic financial objectives such as return on assets.

         STOCK OPTIONS. On May 26, 1995, the Shareholders of the Company adopted the 1995 Stock Plan (the "1995 Plan"). It is the Company's philosophy that awarding stock options to executive officers of the Company and Subsidiary Banks, based upon their respective positions and contributions to the Company's overall success will help attract and retain high quality, results-oriented professionals committed to creating long-term shareholder value. Additionally, because options are subject to forfeiture if the employee leaves the Company prior to their becoming exercisable, options provide an incentive to remain with the Company long-term. Options granted in 1997 become exercisable in one-fifth increments beginning one year from the date of the grant. The option price for shares is the fair market value of the shares on the date of the grant. The Named Executives who have received options under the 1995 Plan are, Marvin E. Melson, who has received 38,000 options, Jay H. Lustig who has received 32,000 options, and John W. Lettunich who has received 33,000 options.

1998 COMPENSATION OF THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

         Mr. Melson serves as the president and chief executive officer of the Company. Mr. Melson's 1998 base salary is governed by his employment agreement entered into by the Company and Mr. Melson in 1997, as described later in this Proxy Statement. His salary is comparable to a survey of peer group institutions. Mr. Melson participates in the incentive bonus plan at the Company level. In 1998 he earned an incentive bonus of $30,000, which is approximately 18% of his base salary, which is lower than the average in the survey of the peer group. The incentive bonus was based on attaining certain performance goals including return on assets and net income. Mr. Melson has the right to purchase 38,000 shares of the Company's Common Stock. He is vested in 28,400 of these shares as of December 31, 1998. Mr. Melson's option grants were based on the Company's growth and performance and was in keeping with the Committee's intent to place emphasis on long term incentives to remain with the Company which is tied directly to the success of the Company, and, correspondingly, that of the shareholders.

CONCLUSION

         The Committee believes these executive compensation policies and programs serve the interests of shareholders and the Company effectively and that the various pay vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to the Company's overall future successes, thereby enhancing the value of the company for the shareholders' benefit.

         The Committee will continue to monitor the effectiveness of the company's total compensation program to meet the current needs of the Company.

                                          Jay H. Lustig, Chairman
                                          H. Gary Blankenship
                                          Charles T. Meeks

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         No member of the Compensation Committee of the Board of Directors of the Company was, during 1998, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries or had any relationships requiring disclosure by the company under
Item 404 of Regulation S-K. During 1998, no executive officer of the Company (i) served as a member of the compensation committee of another entity, one of whose executive officers served on the Compensation Committee of the Company, (ii) served as a director of another entity, one of whose executive officers served on the Compensation Committee of the Company, or (iii) was a member of the compensation committee of another entity, one of whose executive officers served as a director of the Company.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

         The following table sets forth summary compensation information with respect to the Company's Chairman and Chief Executive Officer, and the most highly compensated executive officers of the Company who earn over $100,000 in annual salary and bonus ("the Named Executives"), for the years ended December 31, 1998, 1997 and 1996:

                           SUMMARY COMPENSATION TABLE


                                                                          LONG TERM COMPENSATION
                                                 ANNUAL COMPENSATION       NUMBER OF SECURITIES
         NAME AND                  FISCAL        --------------------       UNDERLYING OPTIONS        ALL OTHER
    PRINCIPAL POSITION              YEAR         SALARY         BONUS           GRANTED (#)        COMPENSATION (1)
-------------------------------------------------------------------------------------------------------------------
Jay H. Lustig                       1998        $ 60,000       $18,000               --                    --
Chairman of the Company             1997        $ 60,000       $16,250             11,000                  --
                                    1996        $ 60,000       $ 6,000               --                    --

Marvin E. Melson                    1998        $164,000       $30,000               --                 $4,000
President, CEO and Director         1997        $164,000       $30,000             12,000               $4,510
of the Company                      1996        $164,000       $16,400               --                 $3,040

John W. Lettunich                   1998        $110,000       $26,000               --                 $3,675
Director of the Company and         1997        $110,000       $26,000             7,000                $4,029
Chairman of NBC Bank -              1996        $110,000       $51,150               --                 $2,635
Eagle Pass


(1) All other compensation reflects payments by the Company to the Company's 401(k) Plan on behalf of Named Executives.

OPTION EXERCISES AND VALUATION

         The table below reports exercises of stock options by the Named Executives during fiscal year 1998 and the value of their unexercised stock options as of December 31, 1998. The stock options were granted pursuant to the Company's 1994 and 1995 Plans.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                    NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                   UNDERLYING UNEXERCISED                IN-THE-MONEY
                                                    OPTIONS AT 12/31/98              OPTIONS AT 12/31/98
                  ACQUIRED ON       VALUE       ----------------------------    -------------------------------
NAME              EXERCISE (#)   REALIZED ($)   EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE(1)
---------------------------------------------------------------------------------------------------------------
Jay H. Lustig        --          $   --           23,200           8,800         $225,300          $29,700

Marvin E. Melson     --              --           28,400           9,600         $277,850          $32,400

John W. Lettunich    --              --           26,400           6,600         $266,380          $29,845

---------------

(1) The value of options is based on the difference between the closing sales price of $16.625 per share of Common Stock on December 31, 1998 and the option's exercise price.

DEFERRED COMPENSATION

         No deferred compensation has been awarded to the Named Executives.

EMPLOYMENT AGREEMENTS

         The Company has entered into employment agreements with Jay H. Lustig, Marvin E. Melson and Morris D. Weiss. Mr. Lustig's agreement, effective as of October 1, 1992, provides that he shall serve, at the pleasure and direction of the Company's Board of Directors, as the Chairman of the Board of the Company. Upon the expiration of the initial three year term, the agreement shall be automatically renewed for successive periods of one year each, unless, not later than 30 days prior to the end of the initial term or any renewal term, either party has given notice that it does not wish to extend the agreement. During the term of employment, the agreement provides for an annual base salary of $60,000. Mr. Lustig is also eligible to participate in any other compensation, tax benefit or other benefit plan of the Company, and is entitled to reimbursement of all reasonable and customary expenses incurred in performing services thereunder in accordance with the Company's policies and procedures. Mr. Lustig's employment agreement also provides that in the event the Company terminates or elects not to renew the agreement other than for cause (or if the Company breaches the agreement), Mr. Lustig will receive the greater of the amount of salary for he would have otherwise received for the partial term remaining or six month's salary at the rate then in effect for such period, payable in a lump sum within 30 days of termination. The agreement obligates the Company to indemnify and hold harmless the employee to the fullest extent authorized or permitted by Texas law, and to the fullest extent so permitted, to require the Company to advance expenses on behalf of the employee as incurred.

         On January 1, 1997, Mr. Melson entered into an employment agreement with the Company. The term of this agreement is for two years, with a provision for automatic renewal for continuing one year terms unless either the Company or Mr. Melson gives prior notice of their intention not to continue with the agreement. Pursuant to the agreement, Mr. Melson is to receive an annual base salary of $164,000 to be paid by the Company. Mr. Melson is also eligible to participate in any other compensation, tax benefit or other benefit plan of the Company. Mr. Melson is, in addition, entitled to the use of a Company automobile or to reimbursement for auto rental expenses related to his employment if no Company automobile is available. If Mr. Melson is unable to perform his duties under this agreement as a result of incapacity due to physical or mental illness, Mr. Melson is entitled to receive, and not in lieu of any disability benefits, the full salary he would have otherwise received under this agreement for the partial term remaining in the then current term of this agreement plus, as a lump sum, an additional amount equal to the greater of (i) the amount of salary Mr. Melson would have otherwise received for the partial term remaining in the then current term, or (ii) six months' salary at the rate in effect for such period ("the Additional Amount"). If Mr. Melson's employment is terminated by death, the Company shall pay to Mr. Melson's legal representative or beneficiary, the full salary he would have received under this agreement for the partial term remaining in the current term of this agreement plus the Additional Amount. If Mr. Melson's employment is terminated for cause, Mr. Melson shall receive all amounts due to him through thirty days after notice of termination has been given. The agreement obligates the Company to indemnify and hold harmless the employee to the fullest extent authorized or permitted by Texas law, and to the fullest extent so permitted, to require the Company to advance expenses on behalf of the employee as incurred.

         On April 7, 1997, Mr. Weiss entered into an employment agreement with the Company to serve as General Counsel of the Company. Mr. Weiss will devote substantial but not exclusive attention to the affairs of the Company, it being understood that Mr. Weiss is simultaneously entering into consulting arrangements, with unrelated businesses and will be devoting substantial attention to such other entities as well. The term of this agreement is for three years, with a provision for automatic renewal for one year terms unless either the Company or Mr. Weiss gives prior notice, not later than ninety (90) days prior to the initial term or renewal term, of their intention not to continue with the agreement. Pursuant to the agreement, Mr. Weiss is to receive an annual base salary of $75,000 to be paid by the Company. Mr. Weiss is also eligible to participate in any other compensation, tax benefit or other benefit plan of the Company and is entitled to reimbursement of all reasonable and customary expenses incurred in performing services thereunder in accordance with the Company's policies and procedures. Mr. Weiss' employment agreement also provides that in the event the Company terminates or elects not to renew the agreement other than for cause (if Company breaches the agreement) or if there is a change in control, Mr. Weiss will receive the greater of, the amount of salary for he would have otherwise received for the partial term remaining, six month's salary at the rate then in effect for such period, or any severance payable under the then current policy of the Company, payable in a lump sum within 30 days of termination. The agreement obligates the Company to indemnify and hold harmless the employee to the fullest extent authorized or permitted by Texas law, and to the fullest extent so permitted, to require the Company to advance expenses on behalf of the employee as incurred.

PENSION AND PROFIT SHARING PLANS

         During 1993, the Company adopted a defined contribution profit sharing plan (the "401(k) Plan") for the benefit of substantially all employees. The 401(k) Plan includes a 401(k) retirement plan feature. Employees are allowed to make contributions to the 401(k) Plan. Each subsidiary Bank's contribution to the 401(k) Plan is determined annually by that Bank's Board of Directors. Profit sharing expense for the years ended December 31, 1998 and 1997, totaled $140,767 and $104,873, respectively. Two Named Executives received contributions to the 401(k) Plan in 1998 and 1997: John W. Lettunich received $3,675 in 1998 and $4,029 in 1997; and Marvin E. Melson received $4,000 in 1998 and $4,510 in 1997.

                             APPOINTMENT OF AUDITORS
                             (ITEM 2 ON PROXY CARD)

         The Board of Directors of the Company has appointed the firm KPMG, LLP ("KPMG"), to audit the accounts of the Company for the 1999 fiscal year. Padgett, Stratemann & Co., LLP ("Padgett") has audited the Company's financial statements since 1992. Representatives of Padgett are expected to be present at the Annual Meeting of Shareholders with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

         In October 1998, the Audit Committee of the Board of Directors of the Company authorized the engagement of KPMG as the Company's auditor for the 1999 fiscal year. This decision to change accountants was prompted by the ability of KPMG to provide audit services for a recently formed subsidiary of the Company which was established for the purpose of becoming approved as a securities broker dealer. The Audit Committee believed that it would be more efficient to have one firm of independent public accountants provide audit services for the Company and its subsidiaries, rather than have two firms of independent public accountants. The Audit Committee determined that Padgett, who have served as the Company's independent accountants since 1992, would continue to serve until completion of the audit for the year ended December 31, 1998.

         KPMG entered into an engagement letter with the Company on April 22, 1999 and concurrently with that engagement, the Company, at the direction of the Audit Committee, "dismissed" Padgett as its auditor within the meaning of Item 304(a)(1)(i) of Regulation S-K of the Securities and Exchange Commission. The reports of Padgett on the financial statements for the past two fiscal years of the Company contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The Audit Committee of the Company's Board of Directors participated in and approved the decision to change independent accountants. In connection with its audit for the two most recent fiscal years and through April 22, 1999, there were no disagreements with Padgett on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Padgett would have caused Padgett to make reference thereto in their report on the financial statements for such years. However, as noted in the accompanying Form 10-K/A, the Company has determined to restate its financial statements for 1996, 1997 and 1998 because of an error in the application of an accounting principle related to the reporting of income taxes. Padgett has concurred in the conclusion that there was an error in the prior financial statements regarding this issue. During the two most recent fiscal years and through April 22, 1999, there were no reportable events as that term is defined in Item 304 (a)(1)(v) of Regulation S-K.

    As stated above, the Company engaged KPMG as its new independent accountants as of April 22, 1999. Such engagement was authorized by the Audit Committee of the Company's Board of Directors on October 15, 1998; however, KPMG recently completed its pre-engagement due diligence and, in connection with such process, made inquiry regarding the issue which has now resulted in the restatement of earnings. During the two most recent fiscal years and through April 22, 1999, the Company has not consulted with KPMG regarding either:

    (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, and neither a written report was provided to the registrant nor oral advice was provided that KPMG concluded was an important factor considered by the registrant in reaching a decision as to the accounting, auditing or financial reporting issue; or

    (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304 (a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in
Item 304 (a) (1) (v) of Regulation S-K.

         Approval of the appointment of auditors is not a matter which is required to be submitted to a vote of shareholders, but the Board of Directors considers it appropriate for the shareholders to express or withhold their approval of the appointment. If shareholder approval should be withheld, the Board would consider an alternative appointment for the succeeding year. The Board recommends that the shareholders vote FOR approval of the appointment of KPMG as independent auditors of the Company. The affirmative vote of a majority of the shares present and voting at the meeting in person and by proxy is required for approval.

PERFORMANCE GRAPH

         Below is a performance graph comparing the cumulative total shareholder return on National Bancshares Corporation of Texas common Stock with the cumulative total return of companies on the Standard & Poor's 500 Stock Index and American Stock Exchange Bank Index.


                           NATIONAL BANCSHARES CORP.

                                    [GRAPH]


                                                                        PERIOD ENDING
                                            ----------------------------------------------------------------------
INDEX                                        12/31/93    12/31/94    12/31/95   12/31/96     12/31/97     12/31/98
------------------------------------------------------------------------------------------------------------------
National Bancshares Corp.                      100.00      142.05      232.95     272.73       431.82       377.84
S&P 500                                        100.00      101.32      139.39     171.26       228.42       293.69
SNL AMEX Bank Index                            100.00      108.21      159.05     205.64       350.99       365.04

SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

         Proposals of shareholders intended to be presented at the 2000 Annual Meeting of Shareholders must be received in writing by the Company at its corporate office no later than December 30, 1999. The Company's corporate office is located at 12400 Hwy 281 North, San Antonio, TX 78216.

         The cost of soliciting proxies will be borne by the Company. To assist in the proxy solicitation, the Company has engaged Corporate Investors Communications, Inc. for a fee of $3,000, plus reimbursement for out-of-pocket expenses. Proxies may be solicited through the mail and through telephonic or telegraphic communication to, or by meeting with, shareholders or their representatives by directors, officers, and other employees of the Company who will receive no additional compensation therefor.

         The Company requests persons such as brokers, nominees and fiduciaries holding stock in their names for others, or holding stock for others who have the right to give voting instructions, to forward proxy material to their principals and to request authority for the execution of the proxy. The Company reimburses such persons for their reasonable expenses.

                                  OTHER MATTERS

         No business other than the matters set forth in this proxy statement is expected to come before the Annual Meeting, but should any other matters requiring a vote of shareholders arise, including a question of adjourning the Annual Meeting, the persons named in the accompanying proxy will vote thereon according to their best judgment in the interest of the Company.


                                         By Order of the Board of Directors,


                                         /s/ MARVIN E. MELSON
                                         -----------------------------------
                                         Marvin E. Melson
                                         President & Secretary

Dated: April 23, 1999

                    NATIONAL BANCSHARES CORPORATION OF TEXAS
                              12400 HWY. 281 NORTH
                             SAN ANTONIO, TX 78216

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                  OF NATIONAL BANCSHARES CORPORATION OF TEXAS.

    The undersigned acknowledges receipt of the Notice of Annual Meeting of National Bancshares Corporation of Texas (the "Company") and hereby appoints Jay
H. Lustig and Marvin E. Melson, and each of them, the attorneys of the undersigned, with power of substitution, for and in the name of the undersigned, to vote as proxies for the undersigned according to the number of shares of Common Stock the undersigned would be entitled to vote if then personally present at the Annual Meeting of Shareholders of the Company to be held May 21, 1999, or at any adjournment thereof, and to vote all shares of Common Stock of the Company held by the undersigned and entitled to be voted upon the following matters as indicated on the reverse side.

    This Proxy may be revoked at any time prior to the voting thereof.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS NUMBER 1, NUMBER 2 AND NUMBER 3.

1. To vote the nominees for the Board of Directors.

FOR all nominees listed below  [ ] WITHHOLD AUTHORITY  [ ]                    * EXCEPTIONS  [ ]
                                   to vote for all nominees listed below

Jay H. Lustig, Marvin E. Melson, H. Gary Blankenship, John W. Lettunich, Charles
                                    T. Meeks

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE EXCEPTIONS BOX AND WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.)

* Exceptions
--------------------------------------------------------------------------------

                     (Please date and sign on other side.)

2. To vote the appointment of KPMG, L.L.P. as the Company's auditors for the 1999 fiscal year.

                    FOR  [ ]    AGAINST  [ ]    ABSTAIN  [ ]

3. In their discretion, to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Address Change and/or Comments
--------------------------------------------------------------------------------

                                                  Dated                   , 1999
                                                    ----------------------------

                                                  ------------------------------
                                                  Signature(s)

                                                  ------------------------------
                                                  Signature(s)
                                                  Please sign exactly as your
                                                  name appears to the left. When
                                                  shares are held by joint
                                                  tenants, both should sign.
                                                  When signing as attorney, as
                                                  executor, administrator,
                                                  trustee or guardian, please
                                                  give full title as such. If a
                                                  corporation, please sign in
                                                  full corporate name by
                                                  President or other authorized
                                                  officer. If a partnership,
                                                  please sign in partnership
                                                  name by authorized person.

              VOTES MUST BE INDICATED X [X] IN BLACK OR BLUE INK.
   PLEASE COMPLETE, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE
                               ENCLOSED ENVELOPE.